Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1999 Employee Stock Purchase Plan of Symyx Technologies, Inc. to be filed on or about May 6, 2009 of our reports dated March 12, 2009, with respect to the consolidated financial statements of Symyx Technologies, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2008, and the effectiveness of internal control over financial reporting of Symyx Technologies, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California
May 6, 2009